BETWEEN:                            VINDICATOR, INC.,
                                    having place of business at
                                    1801 Thonotosassa Rd.,
                                    Plant City, Florida,
                                    U.S.A.
                                    ("Vindicator")

AND:                                NORDION INTERNATIONAL INC.,
                                    having place of business at
                                    447 March Road, Kanata, Ontario,
                                    Canada  K2K 1X8
                                    ("Nordion")


    WHEREAS;

        (A) Vindicator owns and operates a food irradiation facility in Mulberry, Florida (the "Facility") and desires to assist in the development of the food irradiation industry;

        (B) Nordion is a world leader in production irradiation and has certain interests in the Facility, and its commercial applications;

        (C) Nordion desires to develop and promote the commercialization and demonstration of production irradiation and Vindicator has agreed to permit the use of the Facility for commercial demonstration purposes;

        (D) Vindicator has agreed to permit Nordion to supply and install in the Facility approximately 2,600,000 curies ("Ci") of Cobalt-60 ("Cobalt 60") for development and demonstration purposes under the terms and conditions set out herein.

    NOW THEREFORE in consideration of the mutual covenants and promises herein contained the Parties agree as follows:

        1. Nordion agrees to supply and install in the Facility, and Vindicator agrees to permit the installation for the purposes of development and demonstration of production irradiation approximately 2,600,000 Ci of Cobalt-60 in the form of C-188 sealed sources identified in Schedule A.

        2. The Cobalt-60 shall be delivered and installed in the Facility located in Mulberry, Florida.

        3. The Cobalt-60 shall be shipped on or about September 14, 1992 from Nordion's facility in Kanata, Ontario, Canada. All right, title and interest in and to the Cobalt-60 shall remain at all times hereunder vested in Nordion.

        4. Vindicator agrees and acknowledges that the shipping containers and source cages are the property of Nordion and shall be made available for return to Nordion at its Kanata, Ontario facility within fourteen
           (14) days after delivery to the Facility.

        5. Vindicator, for a two year period from the date of execution hereof or until Nordion removes the Cobalt-60 from the Facility whichever occurs first, agrees to provide to Nordion and third parties at the request of Nordion, reasonable access to the Facility in order that Nordion may demonstrate the operation and benefit of the Facility and production irradiation. Nordion shall provide reasonable advance notice to Vindicator prior to any such visits.

        6. Nordion may at any time and at its own expense upon ten (10) days written notice, (to minimize disruption of Vindicator's operations), request that Vindicator provide reasonable access to the Facility in order that Nordion may remove its Cobalt-60.

        7. Vindicator warrants and agrees that it will keep and maintain the Cobalt-60 at its Facility located in Mulberry, Florida and at no other place or places unless otherwise requested by Nordion.

        8. Vindicator shall indemnify and hold Nordion harmless from and against any and all claims, demands, actions, personal injury, death, suits or proceedings of whatever nature (hereinafter "Claims") with regards to the Cobalt-60 including, without limitation, all costs and expenses incurred (including reasonable attorney's fees), with regards to any claims brought or instituted by a third party and based on or arising out of the use by Vindicator of the Cobalt-60 manufactured, supplied and installed by Nordion. Each party shall promptly notify the other of any Claims that it believes to be covered by this paragraph.

           Nordion shall indemnify and hold Vindicator harmless from and against any and all claims (including reasonable attorney's fees) brought or instituted by a third party and based on or arising due to defective or improper manufacturing, shipping or installation of the Cobalt-60 by Nordion.

           Vindicator (or Nordion, as the case may be) may at its option assume the defense or substitute itself for the other party as the party in interest with respect to such Claims. If Vindicator (or Nordion) assumes the defense or substitutes itself as the party in interest, the other party shall provide reasonable cooperation with respect to the defense against such Claims.

           Neither party shall be liable to the other party or third parties for indirect, contingent, special or consequential damages, including loss of profit, loss of time or lose of use.

        9. Upon the happening of any of the following events, Nordion shall be entitled to summarily terminate this Agreement and retake possession of the Cobalt-60 (and containers) without prejudice to any other remedy which Nordion may have against Vindicator, if Vindicator:

                (i) commits a material breach of any of the provisions hereof or any other agreement between the Parties;

                (ii) is subject to an attachment or other lien against the Cobalt-60 or other process of court;

                (iii) (a) becomes insolvent, or (b) files any application or petition in any tribunal for the appointment of a receiver or trustee for all or a significant portion of its assets, or (c) commences any proceeding under any bankruptcy or reorganization statute or under any provision of the U.S. Bankruptcy Code or under any dissolution or liquidation law whether now or hereafter in effect, or if any petition or application of the type described above is commenced against Vindicator, or (d) makes an assignment for the benefit of creditors or an order is entered for appointment of a trustee or receiver for Vindicator or any significant portion of its assets or adjudicating Vindicator bankrupt.

           Upon the occurrence of any of the events set out in sub-paragraphs
           (ii) or (iii), Vindicator shall forthwith notify Nordion in writing.

           Any payment made or expense incurred by Nordion (including reasonable attorney fees and disbursements) in connection with the exercise by Nordion of any right upon the occurrence of such event(s) shall be borne by Vindicator.

       10. Failure by either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of its rights hereunder. Any waiver of a breach of any provisions hereof shall not affect the rights of either party in the event of any additional breach.

       11. Any notice or direction required or permitted to be given hereunder shall be in writing and shall be given:

                (i)   by hand delivery of such notice or direction;

                (ii) by mailing such notice or direction by prepaid registered airmail; or

                (iii) on a term hereafter provided by sending such notice or direction by facsimile;

       to such party at the following address:

       If to Vindicator, Inc.

       1801 Thonotosassa Road, Suite 3,
       Plant City,
       Florida,
       USA

       Attention:  President

       If to Nordion International Inc.

       447 March Road,
       Kanata, Ontario
       K2K 1X8

       Attention:  General Counsel and Corporate Secretary

       Telecopier: 613-592-6937

       or at such other address as such party shall have communicated to the other party hereto by notice given as aforesaid. Any notice, direction or document delivered pursuant to sub-clause (i) of this section shall be deemed to have been given or sent and received at the time such notice, direction or document is delivered. Any notice, direction or document mailed pursuant to sub-clause (ii) of this section shall be deemed to have been given or sent and received on the tenth business day (excluding Saturdays, Sundays and statutory holidays in the United States and Canada) following the day on which such notice or direction is mailed. At the time any notice or direction is sent pursuant to sub-clause (iii) of this section, the party giving such notice or direction shall concurrently mail a copy of such notice or direction to the other party hereto in accordance with sub-clause (ii) of this section. If the copy of such notice or direction is so mailed, such notice or direction shall be deemed to have been given or received at the time such notice or direction is sent in the manner specified in sub-clause (iii) of this section.

       12. Neither party shall incur any liability to the other or any other person in the event it is delayed in the performance of its obligations hereunder or for any failure to comply with the terms hereof, solely by "Force Majeure."

           For the purpose of this Agreement, "Force Majeure" shall mean any cause of delay beyond the control of the party liable to perform unless conclusive evidence to the contrary is provided and shall include, but not by way of limitation, strike, lock-out, riots, sabotage, acts of war or piracy, destruction of essential equipment by fire, explosion, storm, flood, earthquake or delay caused by failure of power supply or transport facility, act of any government or any government instrumentality (including any action by the Atomic Energy Control Board of Canada or its United States counterpart), shortages or failure to secure raw material or machinery. In the event of Force Majeure, the party defaulting thereupon shall promptly notify the other party of the occurrence of such event.

       13. Vindicator shall not assign, mortgage, pledge, charge or otherwise encumber the Cobalt-60 or this Agreement or any of its respective rights or obligations hereunder without the prior written consent of Nordion. Any purported assignment by Vindicator without such consent shall be of no effect.

           Vindicator shall at all times protect and defend at its own cost and expense the ownership of Nordion's Colbalt-60 against all claims, liens, and legal processes of creditors and other persons. The Cobalt-60 sources are and shall remain personal property of Nordion and shall not become part of any real estate whether as a fixture or otherwise.

       14. Vindicator undertakes to post notice of Nordion's ownership of the Cobalt-60 in plain view on or near the containment area in the Facility and undertakes to provide Nordion with a written opinion from its solicitors satisfactory to Nordion that; (i) the Uniform Commercial Code of the State of Florida does not provide a procedure for notice of retention of ownership of personal property and notification thereof to third parties, and (ii) that notice of ownership of personal property is generally achieved by posting notice of ownership on or near the personal property.

       15. This Agreement shall enure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

       16. This Agreement may not be modified in any manner except by further written agreement signed by the duly authorized officers or representatives of the parties.

       17. Except to the extent necessary to perform its obligations hereunder, or to comply with applicable law, regulation or rule, neither party hereto shall without the prior written consent of the other party disclose to any third party the terms and conditions of this Agreement.

       18. If any clause or part of a clause or any other provision in this Agreement shall be or become void or unenforceable, the remainder of this Agreement shall remain in full force and effect.

       19. This Agreement shall be governed by, subject to and interpreted in accordance with the laws of the State of Florida, U.S.A.

       20. Vindicator acknowledges receipt on the date hereof of a copy of this Agreement.

       21. This Agreement shall come into effect on the date of the last signature hereto.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                             VINDICATOR, INC.

                                             By:
                                                 ------------------------------

                                             Date: September 11, 1992
                                                   ----------------------------

                                             NORDION INTERNATIONAL INC.

                                             By:
                                                 ------------------------------

                                             By: Frank Fraser
                                                 ------------------------------

                                             Date: September 11, 1992
                                                   ----------------------------